Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Sino-Global Shipping America, Ltd. and Affiliates of our report dated September 27, 2017 relating to the consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive Income (loss), changes in equity and cash flows for each of the years in the two-year period ended June 30, 2017 filed with the Securities and Exchange Commission on September 27, 2017, included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 15, 2017